Exhibit 99.1

Oncologix Closes $4,000,000 Revolving Line Credit Facility from Senior Lender

Alexandria, LA—January 8, 2014--Oncologix Tech Inc. (OTCQB:OCLG), announced today that it has closed on a $4,000,000 revolving line of credit facility. Under the terms of the agreement, TCA Global Credit Master Fund, L.P. (“TCA Global”) has committed to lend up to a total of $4,000,000 USD through one of the Funds Senior Secured Revolving notes, with an initial draw of $500,000. The Company must meet specific monthly reporting and collateral requirements to further draw upon the revolving credit facility offered by TCA Global.

Wayne Erwin, CEO of Oncologix, stated, “We are delighted to secure a credit facility with TCS Global that will support out company’s financing needs throughout 2014. This facility will assist us with the vital working capital and provide the capital structure needed to further our corporate strategy of continued growth primarily by aquisitions in our Heathcare Services Division”.

TCA Global is a short duration, absolute return fund specializing in senior secured lending to small, mainly listed companies in the U.S., Canada, Western Europe and Australia. The firm has a level of domestic and cross-border expertise, long-standing experience and funding innovations, as is reflected in the number of transactions completed.

For more information:

info@tcaglobalfund.com
www.tcaglobalfund.com

Oncologix operates and manufactures Class II medical device products and delivers Personal Healthcare Services. For its clients, Oncologix provides FDA approved medical devices and State licensed healthcare services. For its shareholders, Oncologix operates profitable business divisions that build, maintain and nourish shareholder value. The Company’s corporate mission is to be the best small cap medical device and healthcare services holding company in North America.

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Company's expectations, among other things, are dependent upon economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, its ability to operate its subsidiary companies effectively, need for and availability of more capital as well as other uncontrollable or unknown factors which are more fully disclosed in the Company's filings with the Securities and Exchange Commission.

Contact Information

Wayne Erwin, Chairman/CEO

wayne.erwin@yahoo.com

(318) 769-1958

INVESTOR RELATIONS

Jack Eversull, President

The Eversull Group, Inc.

972-571-1624

214-469-2361 fax

jack@theeversullgroup.com